UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

DTS, INC.

(Name of Registrant as Specified in Its Charter)

TESSERA TECHNOLOGIES, INC.

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Q3 2016 Tessera Technologies, Inc. Earnings Call

November 1, 2016, 21:00:00 UTC

CORPORATE PARTICIPANTS

Tom Lacey, Tessera Technologies, Inc., CEO

Robert Andersen, Tessera Technologies, Inc., EVP, CFO

Matt Steinberg, The Piacente Group, IR

CONFERENCE CALL PARTICIPANTS

Krish Sankar, BofA Merrill Lynch, Analyst

Gary Mobley, The Benchmark Company, Analyst

Nacy Galinkov, Analyst

Richard Shannon, Craig-Hallum Capital Group, Analyst

Geoff Hulme, Hulme Family Investments, Analyst

PRESENTATION

Operator: Good afternoon. My name is Nicole and I will be your conference operator today. At this time, I would like to welcome everyone to the Tessera Technologies third-quarter earnings conference call. (Operator Instructions). Matt Steinberg, you may begin your call.

Matt Steinberg: Thank you, Nicole. Good afternoon and welcome to Tessera Technologies’ third-quarter 2016 financial results conference call. This call is also being webcast live over the Internet.

Please be advised that during the course of today’s call management will make forward-looking statements regarding future events, including the future financial performance of the Company. These forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.

You are cautioned not to place undue reliance on forward-looking statements, which speak only to the date of today’s call, November 1, 2016. More information about the factors that may cause results to differ from the projections made in those forward-looking statements can be found in Tessera’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2015, and the 10-Q for the quarter ended September 30, 2016, especially in the sections titled risk factors.

The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur after today’s date. Management may also discuss certain non-GAAP financial measures for comparison purposes only. For a definition of non-GAAP financial measures, and reconciliation of GAAP to non-GAAP financial results, please see the Third Quarter Financial Results News Release issued earlier today.

Now, I would like to introduce Tessera’s Chief Executive Officer, Tom Lacey. Tom?

Tom Lacey: Thank you for joining us on the call today. Robert and I are pleased to report another strong quarter and we’re very excited about the developments at the Company.

Let me begin with some highlights for Q3. We once again delivered another strong quarter of financial performance. Our Q3 revenue was $62.4 million, slightly above the midpoint of our guidance range. We achieved a non-GAAP operating margin of 65% and we exceeded earnings-per-share guidance.

On September 20, we announced a transformational transaction with the execution of a merger agreement with DTS, Inc., whereby Tessera will acquire DTS for a total equity value of approximately $850 million. I will provide an update on this transaction later in the call.

During the quarter, our normally robust stock buybacks were less than our recent historical repurchase rate, in large part due to the pending DTS announcement. During Q3, we purchased approximately $6 million of our stock and we paid our regular quarterly dividend of $0.20 per share, for approximately $10 million return to shareholders. Q3 represents our seventh consecutive quarter whereby our fully diluted share count has decreased from the previous quarter. Robert will provide more detail later in the call with respect to our overall capital allocation program.

Next, let me provide an update on developments with our FotoNation, Invensas, and IP licensing efforts during the third quarter. Let me start with FotoNation. We continue to see computer vision and imaging as critical technologies for a variety of devices, from smartphones to drones to activity cameras to cars. And we are well positioned to capitalize on these attractive markets.

In what we view as a significant event, we secured a design win with one of the world’s leading Asia-based SOC providers for our imaging processing unit, which is expected to be in silicon in the next few quarters and into high-volume phones in late 2017 or 2018.

Additionally during the quarter, we announced a design win with another leading Chinese cell phone manufacturer, OnePlus, a subsidiary of OPPO, the number four largest cell phone producer in the world. OnePlus has adopted FotoNation’s high dynamic range, face beautification, and panorama technologies for its latest smartphone. We are very proud to expand our relationship with this top five cell phone worldwide producer.

Given our ongoing customer and ecosystem engagement, we remain steadfast that biometric authentication will become an important capability in future generations of smartphones and other devices. During the quarter, we announced the introduction of both advanced iris and face recognition biometric-grade authentication solutions for cell phones. These new NIR-based solutions deliver authentication in the most challenging outdoor light and shade conditions, including liveliness detection even when the subject is wearing glasses.

FotoNation’s face recognition solution uses existing front-view selfie cameras to rapidly identify the subject in various light conditions and poses. These iris and face recognition technologies can deliver a more secure authentication and prevent false positives far better than existing fingerprint technologies.

Turning to the automotive market, we continue to develop advanced intelligent vision solutions for automotive applications. Specifically, we continue to have strong engagement with Texas Instruments on our driver monitoring system. This technology enables the car to authenticate the driver and can tell where the driver is looking. Amongst other things, this will enable the car to take action if the driver is falling asleep, texting, or somehow otherwise distracted.

Finally, as we announced earlier today, we recently completed the purchase of certain assets from Pelican Imaging Corporation for $9.25 million. Pelican is a pre-revenue developer of multi-aperture imaging technologies. We received all of their approximate 200 US patents and applications, all developed software and hardware technologies, and hired a small team of talented engineers.

This acquisition will accelerate opportunities in mobile imaging with respect to multi-camera systems and provide basis for differentiating work in the AR/VR space and depth-based automotive applications. The technology enables DSLR-like focus capabilities by utilizing depth information available due to multiple cameras. We are confident we will be able to apply our hardware RTL capabilities to produce the most powerful and battery-efficient solutions for important and large markets.

Within Invensas, we’re making good progress on further developing, optimizing, and commercializing our foundational wafer bond technologies, ZiBond and direct bond interface, or DBI. Presently, our ZiBond technology is recognized as the wafer-to-wafer bonding solution of choice for backside illuminated image sensors by Sony into more than 1 billion cell phones and counting. Similarly, DBI hybrid bonding technology has now been scaled into high-volume production and is poised to widely proliferate into the next generation of backside illuminated image sensors.

By incorporating DBI into such image sensors, expensive through silicon vias can be eliminated, lowering manufacturing costs and enhancing image sensor performance.

On the commercialization front, we are in discussions with multiple customers to license these enabling technologies for image sensors.

With regard to expanding into new applications, such as MEMS and RF devices, DRAM, 2.5-D logic, and 3D-IC assemblies, we’ve been focused on bringing up internal wafer preparation and bonding capabilities, as well as our supply chain, to support our technology development and commercialization efforts.

To that end, in September we announced a license agreement with Fraunhofer Munich, a renowned research institute with world-class MEMS manufacturing capabilities, which we can leverage to optimize ZiBond and DBI bonding processes on high-volume production-compatible tools. This follows the agreement we announced with Fraunhofer Dresden late last year to demonstrate our DBI technology on their state-of-the-art 300-millimeter production line and build on complementary collaborative efforts we have underway with other supply-chain partners.

In addition, we are actively engaged in technology demonstrations and license negotiations with several customers for non-image sensor applications. The progress to date is encouraging and we look forward to providing updates on these developments in the future.

Finally, we have observed steady progress on our die-to-wafer DBI development efforts, which will be important for 3-D DRAM and heterogeneous 2.5-D and 3-D IC products. We are confident that such an approach will readily address manufacturability challenges and performance limitations currently experienced when using current bonding techniques, such as flip chip and thermal compression bonding. Thus, die-to-wafer development represents a significant opportunity for Invensas and our customers.

Next, I’ll give an update on our licensing activities. We continue to work on our greenfield licensing efforts. The greenfield term refers to potential customers that have not previously been directly licensed to Tessera intellectual property. We are at a variety of stages with many potential customers.

As announced in May, as a last resort we initiated legal proceedings against one of those companies, Broadcom. I’ll provide an update on Broadcom later. We are currently engaged with many potential customers in multiple application spaces. These engagements can be lengthy, spanning from initial discussions, technology demonstrations, successful licensing, or, if needed, initiation of litigation.

Now I’ll give an update on our legal matters, where I will provide case-by-case details. Let me begin with Broadcom. At a high level, the cases remain on track and are proceeding as expected. Now, onto the details. In our Broadcom ITC proceedings, the parties have been engaged in the discovery process and a claim construction hearing is scheduled for December 1, 2016. The ITC trial remains scheduled for March 2017.

In our Delaware actions, the parties have also been engaging in discovery. The court heard Broadcom’s motions to transfer venue to California and those motions are currently under submission.

The court also established a case schedule in one of the cases, setting a claim construction hearing in August 2017, the close of discovery in December 2017, and trial in October 2018.

In Germany, Broadcom and its distributors answered our infringement complaints and, as is typical in German proceedings, Broadcom’s German affiliate filed a nullity action against the patent at issue in those proceedings. Trial in our German infringement matters remains scheduled for February 2017.

In the Netherlands, Broadcom and the other respondents’ answer to the complaint is due November 9, 2016. The Dutch trial was rescheduled to November 2017 due to a conflict with the ITC trial.

Finally, Broadcom has filed petitions for inter partes review, or IPR, against three of our patents, which is fairly standard practice in these types of cases. The patent office has not instituted the petitions and no hearing dates have been set. Our preliminary responses will be due in January 2017. We don’t expect these IPRs to impact the ITC schedule or the European proceedings.

In our Toshiba contract case, the court heard parties’ motions for summary judgment on an issue of contract interpretation, and those motions are under submission. The close of fact discovery was yesterday, and next, the parties will proceed to expert discovery. Trial is scheduled for June 2017.

In the TSMC OVT matter that we inherited when we acquired Ziptronix, the court scheduled the settlement conference for February 21, 2017.

Finally, we successfully settled the insurance coverage case that I mentioned last quarter with our insurance carrier, St. Paul, agreeing to make a cash payment of $5 million to us, which we received in the third quarter. From an accounting perspective, $5 million will not be treated as revenue, but instead will be applied as an offset against third-quarter litigation expenses.

Next, I’ll provide an update on the DTS acquisition. For any of you who might be new to Tessera and the DTS acquisition, I encourage you to visit the investors section of our website, where we have posted extensive materials relating to this acquisition that describe the strategic and financial benefits of the transaction, detailed Q&A, and a conference call playback.

I’m pleased to report that the acquisition remains on track. We received HSR early termination from the FTC. In addition, DTS commenced the mailing of their proxy statement on October 24, and their stockholder meeting is set for December 1, 2016. The related financing activities remain on track and we expect to close the transaction in early December.

Upon closing of the transaction, we will announce a new Company name to better reflect our combined capabilities and a new ticker symbol under which we will trade.

We are working closely with DTS on integration-related activities. We have fully aligned ourselves with DTS on the importance of successful integration. My team and I continue to be extremely impressed with the DTS team, their professionalism, excitement over the transaction, and the diversity and depth of their business.

Our overall integration approach is to minimize any disruptions to business, drive focused collaboration between our respective functions, communicate clearly to every stakeholder, and ultimately ensure every employee has crystal-clear roles and responsibilities. Removing uncertainty and ambiguity — sorry, removing uncertainty and ambiguity are keys to a successful integration. We have already made a number of important organizational decisions and have a detailed schedule in place to address all important remaining matters. The integration teamwork between the two companies is simply excellent.

We are taking the right steps and have the right people involved to successfully integrate our two companies, and I am confident that we will have minimal disruption as we operate the combined company from day one, due to the excellent and proactive integration planning activities.

I will now gladly turn the call over to Robert, who will address our Q3 financials, our fiscal fourth-quarter 2016 guidance, and other financial matters. Robert?

Robert Andersen: Thank you, Tom.

Tom Lacey: You thought I’d never get there.

Robert Andersen: I was wondering. I’ve heard some of that before. I just want to say thank you to everyone on the call for your patience as we had to call in a couple times, so we appreciate that.

So as Tom noted, we generated financial results that demonstrated the strong earnings power of our business and we continued to make progress on our strategic goals for the year.

Let me provide some additional details on our financial performance in the quarter. Total revenue for the third quarter was $62.4 million, above the midpoint of the Company’s guidance range and was 100% recurring revenue. Compared with the third quarter of 2015, recurring revenue decreased by $4 million, or 6%, primarily due to the timing of contractual arrangements for certain customers and, as previously mentioned, a certain FotoNation customer reaching a unit-based cap on a prior contract.

It is important to note that this FotoNation customer recently began shipping products under a contract that is no longer subject to this cap and with a higher per-unit royalty rate. Given that FotoNation currently reports revenue one quarter in arrears, we anticipate that the full impact of the higher per-unit agreement will be seen beginning in 2017.

GAAP operating expenses for the quarter were $27.8 million, compared with $27.6 million for the third quarter of 2015. R&D expense for the quarter increased slightly from the third quarter of 2015, but was lower by $1.7 million from the second quarter of 2016. While we have been increasing R&D expenses primarily as a result of increased headcount, both through the acquisition of Ziptronix and strategic hiring, we lowered expenses on a sequential basis to decrease spending within Invensas and as a result of a one-time credit of $0.6 million related to a value-added tax refund.

SG&A expense for the third quarter was $12.5 million, an increase of $1.6 million from the prior year. The increase was primarily attributable to an increase of $1.5 million in outside services related to our planned acquisition of DTS. Net of deal expenses, we were fundamentally flat in SG&A expenses year over year.

Litigation expense for the third quarter was $0.6 million, a decrease of $2.4 million from the prior year, primarily due to a credit of the litigation expense of $5 million from an insurance settlement, which reimbursed certain litigation costs incurred in prior years. Excluding this credit, litigation expense would’ve been $5.6 million for the third quarter, an increase of $2.6 million from the third quarter of 2015 and up $0.3 million from the second quarter of 2016. The sequential increase from the second quarter was primarily due to increased activity in the Broadcom matters.

Amortization expense for the quarter increased by $0.9 million from the third quarter of 2015, but was flat sequentially. The year-over-year increase was primarily due to the amortization of intangibles recorded from our Ziptronix acquisition in August of 2015, as well as IT acquisitions over the past year.

GAAP net income for the quarter was $23.8 million, or $0.48 per share on a diluted basis. Earnings per share exceeded the high end of our Q3 guidance range of $0.39 to $0.41, mainly as a result of the St. Paul insurance settlement and lower than planned spending.

Non-GAAP net income for the third quarter of 2016 was $28.6 million, or $0.57 per diluted share. The EPS number was $0.04 above the high end of our guidance range of $0.51 to $0.53, due to lower than planned spending.

Non-GAAP expenses were $21.6 million for the third quarter, down from the second-quarter expense of $22.9 million, due primarily to the lower R&D spend. We’ve included a detailed reconciliation between our GAAP and non-GAAP net income in both our earnings release and on our website for your reference.

Moving to the balance sheet, we finished the quarter with $396.3 million in cash, cash equivalents, and investments, an increase of $24.5 million from the prior quarter. Cash generation in the quarter more than offset the $6 million of common stock repurchases under our share repurchase program and the $9.7 million quarterly dividend.

As Tom noted earlier, common stock repurchases in the quarter pursuant to our stock repurchase program totaled approximately 184,000 shares for an aggregate amount of $6 million, reducing our quarterly weighted diluted — average diluted shares outstanding to 49.3 million, down about 4% year to date and down 6% from a year ago. As of September 30, we had approximately 158.2 million remaining under the current share repurchase program.

On October 26, 2016, the Board of Directors approved a regular quarterly dividend of $0.20 per share common stock payable on November 23, 2016, to shareholders of record on November 9, 2016.

As a combined company, we plan to continue the payment of the dividend on a quarterly basis; however, we plan to focus on debt paydown, rather than stock repurchases, for the first year following the transaction.

Turning specifically to the DTS transaction, closing is now expected in early December and, as Tom noted, is still subject to the approval of the DTS stockholders and other customary closing conditions.

Financing for the transaction remains on track. We have committed financing through RBC Capital Markets and BMO Capital Markets and are currently marketing a term loan B. The process is going very well and we expect to wrap up commitments for the financing within the next week.

In order to provide clarity, let me provide some details on the impact of purchase accounting, the treatment of which is what we expected when we evaluated the deal. Similar to FotoNation, DTS currently recognizes much of this revenue based on the receipt of customer loyalty reports for the prior quarter, less recognized revenue a quarter in arrears. Under purchase accounting, we expect the DTS revenue after the close in December 2016, and for Q1 of 2017 it will be deemed to have already occurred and will not flow through the income statement, despite the receipt of cash for that revenue.

Turning now to guidance for the fourth quarter with regard to revenue, for the fourth quarter of 2016 we expect total revenue to be between $70 million and $74 million. We expect GAAP earnings per share of between $0.44 and $0.49 and non-GAAP earnings per share between $0.60 and $0.65. The guidance ranges exclude any DTS-related revenue and costs, except for approximately $2.2 million of professional fees that will be incurred by Tessera on a GAAP basis regardless of whether the deal closes in the quarter.

On the topic of announcing annual results, which we typically provide at the beginning of February, we anticipate the closing process for the 2016 fiscal year will take more time, due to the magnitude of the DTS acquisition and its timing near the end of this year. As a result, we expect to announce our Q4 and full-year 2016 earnings in mid to late February.

With that, let me turn the call back to you, Tom.

Tom Lacey: Robert, nice job, as always. That concludes our prepared remarks. I’m glad we were able to get through that, and now we’ll turn it over to the operator for questions. Nicole, over to you.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions). Krish Sankar, Merrill Lynch.

Krish Sankar: Hi, thanks for taking my question. I have a few of them. First one, Tom or Robert, when you look at the Q4 guidance, should we assume the FotoNation, the legacy Tessera semiconductor business, both are going to grow or is one going to grow at the expense of the other, and what about episodic revenues in Q4?

Tom Lacey: So we’re not — in terms of giving the guidance for Q4, we don’t distinguish between the two, we’ll call them, operating units or the two different businesses which you noted, the IP business and the FotoNation business, nor do we break out recurring and episodic in our guidance. So we just give an overall guidance figure.

Krish Sankar: All right. And a while ago, you guys said how there was no DRAM renewals this year. I’m just kind of curious. Is there any DRAM renewals coming up over the next 12 months?

Tom Lacey: At the moment, we’re just giving Q4 guidance. When we give guidance for the year, for 2017, which we expect to do, as I noted, in our February call, we’ll give any color on renewals, if any occur, for 2017 at that time.

Krish Sankar: Got you. And then, I had a question on the DTS. Once the acquisition is closed, what kind of tax rate do the combined entity have?

Tom Lacey: Our tax rates — our effective tax rates are not all that different at the moment. So ours is in the low 30%s, as is theirs. So I think combining tax rates is fairly straightforward at the moment. I would target us in the low 30%s.

Krish Sankar: Got it. All right, thanks, guys.

Operator: Gary Mobley, Benchmark.

Gary Mobley: I had a question about the materiality of purchase accounting rules relating to DTS’s royalties. Could you refresh your memory? What is the mix in DTS’s revenue with a contribution from royalty revenue? And can you give us a sense of the magnitude as we roll into the first three months of that acquisition how much of a haircut should we think about from DTS’s revenue? I think the quarterly revenue for the company has been running somewhere between $45 million and $50 million. Are we talking about half or the majority of the revenue?

Tom Lacey: They have a bit of mix. I think it’s fair to say that the majority of the revenue is royalty related. They do have some, I guess, minimum guaranteed contracts as well, but it will be a big portion of it. I would say the majority.

Gary Mobley: Okay. And you said that this issue was contemplated when you announced the acquisition and discussed the merits of it and the EPS accretion expected from it. And I don’t know that you gave specifics on the EPS accretion from the acquisition, but I think many of us sort of honed in the number, about $0.80 of EPS accretion. Is that a still reasonable number in light of this purchase accounting headwind out of the gate?

Tom Lacey: So, yes, I think I’ve heard the $0.80 number. We didn’t give anything exact because we’re obviously not giving 2017. I didn’t go into the purchase accounting when we did the announcement of the acquisition, but it’s something that we had certainly considered and would continue to review it, but will certainly be an issue.

I think the way I tend to think about it is we can’t control purchase accounting. The deal was still very, very accretive for the year; however, I think it is going to have an impact at least in the first quarter. Obviously, we still continue to collect the cash for that revenue. And I think that’s probably the main driver for the business and how we looked at it.

So it’s unfortunate that’s how purchase accounting works, but I just wanted to make sure that people were thinking about it the right way. Not every business has a royalty basis under which they are recognizing revenue a quarter in arrears, so it’s something to take into consideration. We’re certainly used to it from the FotoNation side.

Gary Mobley: Sure. Okay. That’s helpful. With respect to Pelican, I’m assuming this is not a material acquisition. Can you maybe speak about any potential revenue contribution from the acquisition; when you might expect revenue, if we are talking pre-revenue here; how many employees you are bringing over; and any additional OpEx associated with it?

Tom Lacey: Yes, so it’s four additional people. It’s a small design team here in Silicon Valley. I’m super excited to get these guys; these are absolute imaging experts who have been working on this technology for quite some time.

As I mentioned on the prepared call prior script maybe two or three times, depending on how many times you’ve heard it, Gary, was what we see as an advantage here is we can take some of this technology and put it into RTL, which ultimately puts it in silicon. So I would say revenue would probably be out a year, I think, for most cases. There are some things we may be able to do on a software basis, but the way we’re planning on it, we’re planning on some additional R&D during 2017 as we get further into this. Literally, their first day was today, but as we get further into this, we will be able to give you more clarity on when we can expect to see material revenue from it.

Gary Mobley: Okay. All right. That’s it for me. Thanks, guys.

Operator: [Nacy Galinkov].

Nacy Galinkov: I was hoping you could go back to the beginning of the script and just maybe do it one more time.

Tom Lacey: I’d love to. I have it memorized now.

Nacy Galinkov: So Tom, last quarter and I think this quarter, too, you brought up iris biometrics and the potential for design wins I think by mid-2017. So, can you go a little bit deeper into why you are so confident around the ability to bring some revenue in that initiative and how you see the competitive landscape for you and if you are going into an opportunity, why or why aren’t you coming away with the win? Sort of really where do you stand competitively.

Tom Lacey: Good series of questions. The reason we mention it is because, number one, with all the focus around security and the importance of security, oddly enough my phone right now is being — into the store. They’ve got the fingerprint sensors working. I wish I had this biometrics stuff on my own phone.

But, seriously, it has more — it’s more secure, so the technology is more secure, I think first and foremost. That’s the reason. And we’re seeing interest in it from a variety of industries and a number of customers, a pretty broad set of customers that are looking at this. That’s why we’re confident it’s going to happen, right? You are seeing some indications of it in some early cell phones today.

And what we’ve managed to do is actually put it in a cell phone form factor, right? We’re able to go out to customers with an — we can show you, too, go out and show people it’s actually functioning in a smartphone. We think that’s been proven to be very powerful, and we’re obviously engaged with a number of folks that we think are important in this space and we’re certainly goaled — our guys are goaled, internal goals are to get those design wins and we’re progressing through that process.

I think some of the things from a competitive perspective that are going in our favor, this liveliness detection is a big deal. What it means is, Matt, in some phones with this feature, they hold up your picture, it can authenticate your phone when it’s actually, obviously, not you. So being able to do that, to know that it’s not a picture, but it’s actually a person, that’s what they call liveliness detection, is a huge competitive advantage.

The other competitive advantage we have, and this is through years and years of being kind of face experts and eye experts, if you will, is we can do it in different lighting conditions. So it’s one thing to do it in a well-lit internal room; it’s a different thing to do it out in the sun, right?

So these are some of the things we’re seeing, and I think the other place we’re seeing, as I mentioned, is in the — sorry for the long answer, but is in the DMS side, right? So you’re going to see more in-car cameras for driver monitoring systems. Whether a child or an adult is texting, whether they are falling asleep, where they are looking, ultimately this will find its way — tracking eyes and doing things like eye gaze and some other technology, and we have a high degree of interest in that space as well.

So from a competitive perspective, it seems like we’re in a good position, but it’s up to us to deliver the revenue, as you rightfully call.

Nacy Galinkov: Got it. And maybe just tagging onto that, in terms of the imaging deal you announced today, does any of that factor in or can that be applied to your biometrics and use that as the differentiator? And then, maybe the last question along those lines is how you are feeling about your, I guess, engineering horsepower in the imaging space and whether you see any competition as a whole?

Tom Lacey: So engineering horsepower, as you know, you’ve been following us a long time, we’ve continued to invest in that along the way. So we subsequently increased the investment, the number of people on the team. Pelican is another example of that, right? We’re bringing in some heavy hitters in a specific area.

With respect to how does it play with biometrics, it doesn’t necessarily add anything that we don’t already have on biometrics. It does deliver a big play in what we call multi-camera apertures, which enable depth — depth focus and gives you more DSLR-like focusing capabilities on a handheld device, as an example. And there are some other product ideas, which I don’t want to talk about at this point, that we’re already working on we think to do with multiple form factors, including cell phone.

Overall, we’re very pretty excited about the acquisitions. The people, the technology that we got with it, and certainly the patent portfolio is quite strong in what we think is a pretty emerging — important and emerging area.

Nacy Galinkov: Great. Thank you.

Operator: (Operator Instructions). Richard Shannon, Craig-Hallum.

Richard Shannon: Hi, Tom and Robert. Thanks for taking my questions. I’ll have to apologize for jumping on the phone call late with a bunch of earnings here today, although it appears I didn’t miss as much as maybe I normally would have.

Tom Lacey: Your timing was perfect, I think.

Richard Shannon: Okay. Good. So a few questions here, hopefully I’m not repeating stuff you had in your prepared remarks, but let me just follow up on the topic of Pelican Imaging, two quick sub-questions there. I didn’t have a chance to read your press release, but I’m vaguely familiar with Pelican, and it sounds like the capability there is, generally speaking, similar in nature to what Apple brought onto their latest iPhone generation with multi-aperture cameras. Is that in general the idea of — or the area of technology we’re talking about here?

Tom Lacey: Yes and beyond. They have that technology and beyond, but yes.

Richard Shannon: Okay. And in one of the more recent questions that you responded to, Tom, you mentioned something about incorporating the technology into RTL, which I think is something you are doing related to some of your FotoNation technology. Is that something you’d put together in the same RTL package or they would be disparate offerings?

Tom Lacey: We can do it both ways. It depends on the level of integration. But we could do an IPU that captures that functionality or almost like a la carte, so we can do it either way.

Richard Shannon: Got it. That makes sense. Let’s see here, maybe a question on FotoNation, and I think I jumped on just as there were some comments coming in on this topic here. But it sounds like the new contract is being recognized a quarter in arrears. But curious relative to, I think, earlier this year you recorded a record quarter in FotoNation. With the new contract with the higher ASPs, is it possible to see a record quarter coming in the first or possibly second quarter, depending on the ramp of units from your customers with the new ASPs?

Tom Lacey: We’d expect that. Yes.

Richard Shannon: Okay. That’s kind of what I thought. Two other quick questions for me. Your guidance range for revenues in the fourth quarter is a little bit wider than normal. Can you give us a sense of the reason for that wider range?

Tom Lacey: No, I think actually, probably, we give a very narrow range on revenue guidance. So I wanted it a little bit this quarter. There’s some puts and takes that I just wanted to make sure we had enough room to cover, but I’m certainly comfortable with that range, and even in the middle of it. I’m well aware that’s typically where it gets taken. But the range just is wider because there’s some potential puts and takes in the numbers.

Richard Shannon: Okay. Maybe I’ll follow up with that off-line. My last quick question, Tom, I don’t know if you had any sort of update on BVA. In the last couple quarters, you talked about ASE and Jabil that you’ve done some work with. Can you talk about any progress there?

Tom Lacey: Yes, so the work with ASC continued and was completed, which was quite good.

You are familiar with this. I’m not going to go into a deep dive on it, but we continue to promote the versatility of this particular technology in what I’ll call a manufacturing-ready vertical interconnect technology, and most recently, Richard, we found that it fits in SIP applications. So we intend to vet out these opportunities and, if and when appropriate, transfer them to the assemblers; that’s ASC and [tongsing], right, that we’ve already enabled with BVA technology.

So we’ll give you updates as it goes, but — I don’t want to jinx it, but there is some encouraging early feedback, given we are in an election season, from earlier precincts reporting. So stay tuned on that.

Richard Shannon: Okay. Sounds good. That’s all my questions, guys. Thank you very much.

Operator: Geoff Hulme, Hulme Family Investments.

Geoff Hulme: Hi, Robert and Tom. Thanks for taking my question. A couple of questions on FotoNation. Congrats on the design win. I was just curious, can you say was that [MediaTek]? And I was curious if they were using another technology or how the technology decision was made, kind of how the bake-off went down and why you think you won, and then I have a follow-up.

Tom Lacey: It’s a major Asia-based SoC provider, so there’s probably more than one, in which we can’t name it, but, anyway, we think it’s significant. That’s why we led with it. It’s kind of a big deal.

And it’s similar to the process we’ve gone through in earning design wins here as we’ve done in other pretty major players, as often you are up against it can be an internal design team and, in some cases, third parties, and it’s pretty heavily vetted from a technical perspective. In our case, this hybrid architecture, the performance and the battery usage were always key factors. And I think an SoC provider enabling and providing in what we call an IPU architecture, but our imaging architecture really enables maybe cell phone providers who aren’t as skilled or don’t have large internal design teams to produce very productive, very competitive products, if you will, by incorporating our silicon. We’re pretty excited about it; we think it’s a big deal.

Geoff Hulme: Okay. It sounds great. And then related to a previous question, is there a way to give just a basic range about what percentage of the FotoNation unit volume was repriced with the new contract?

Tom Lacey: I don’t know that we can give you anything particularly exact. What we have said is it’s an important customer and therefore it was worthwhile to mention because it was significant. So, I can’t give you the specifics (multiple speakers)

Robert Andersen: It matters. Obviously, it matters.

Geoff Hulme: So just to review, so the shipping starts now and then we see the revenue impact in 2017?

Robert Andersen: You got it.

Tom Lacey: Yes, we expect the revenue impact to be much more significant beginning in 2017, so you are correct. It’s similar to what I’ve mentioned in terms of how we take revenue with FotoNation similar to DTS as a quarter in arrears.

Geoff Hulme: Okay. And are we allowed a DTS question or wait until you close?

Tom Lacey: You can bring it in (multiple speakers). If we can answer it, we will.

Geoff Hulme: So I was reviewing their documents. Do they — it seems like they get unit-based royalties, not so much and not subject to cliff-type renewals. Is that — how do they — what’s the timeline for their contracts in general?

Tom Lacey: Similar to ours, it’s all over the map.

Geoff Hulme: It’s all over the map.

Tom Lacey: What we’ll do is let us get into that level of detail when we actually are operating the business. SEC rules are such that we are really able to talk about integrating activities at this time, but good question.

Geoff Hulme: No problem. And Robert, nice to see the share count in the 40s.

Robert Andersen: It is, isn’t it? Thank you, Geoff. It looks good to me, too.

Operator: There are no further questions at this time. I turn the call back over to management.

Tom Lacey: Nicole, thank you, and in closing, we’re super pleased with the operating results and the direction of the Company. We’re continuing to perform well, and I am mentally proud of, candidly, the internal team and how they are operating under a variety of increased responsibilities, especially as we look at the integration plan with DTS overall. Thanks, again, for your interest. Sorry for the mix-up on the drop in/drop off on the phone call and thanks for joining us.

Operator: This concludes today’s call. You may now disconnect.

Forward Looking Statements

This transcript or any statements incorporated by reference herein, including, for example, the expected date of closing of the transaction and the potential benefits of the transaction, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Tessera’s current expectations, estimates and projections about its business and industry, management’s beliefs and certain assumptions made by Tessera and DTS, all of which are subject to change. In addition, forward-looking statements also consist of statements involving trend analyses and statements including such words as “will,” “may,” “anticipate,” “believe,” “could,” “would,” “might,” “potentially,” “estimate,” “continue,” “plan,” “expect,” “intend,” and similar expressions or the negative of these terms or other comparable terminology that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether Tessera will be able to enter into or consummate the proposed transaction; 2) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Tessera and DTS; 3) uncertainty as to the long-term value of DTS; 4) unpredictability and severity of natural disasters; 5) the resolution of intellectual property claims; 6) pricing trends, including Tessera’s and DTS’s ability to achieve economies of scale; 7) Tessera’s ability to implement its business strategy; 8) retention of key executives; 9) intense competition from a number of sources; 10) future regulations and policies affecting Tessera’s and DTS’s businesses; 11) general economic and market conditions; 12) the integration of businesses Tessera may acquire or new business ventures Tessera may start; 13) the evolving legal, regulatory and tax regimes under which we operate; 14) the expected amount and timing of cost savings and operating synergies; 15) failure to receive the approval of the stockholders of DTS; 16) recent and proposed changes to U.S. patent laws, rules, and regulations; 17) continued involvement in material legal proceedings; 18) issues with Tessera’s ability to integrate acquired technologies and 19) other developments in the markets Tessera and DTS operate, as well as management’s response to any of the aforementioned factors. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Tessera and DTS on file with the Securities and Exchange Commission (the “SEC”). Tessera’s and DTS’s respective SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statements made or incorporated by reference in this transcript are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Tessera or DTS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Tessera or DTS or their respective businesses or operations. Except to the extent required by applicable law, Tessera and DTS undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, DTS has filed a definitive proxy statement with the SEC, which was mailed to DTS stockholders on or about October 24, 2016. Additionally, DTS will file other relevant materials with the SEC in connection with the proposed acquisition of DTS by Tessera pursuant to the terms of an Agreement and Plan of Merger by and among Tessera, DTS and the other parties thereto. The materials to be filed by DTS with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and security holders of DTS are urged to read DTS’s proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they will contain important information about the transaction and the parties to the transaction. DTS, Tessera and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of DTS stockholders in connection with the proposed transaction. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of DTS’s executive officers and directors in the solicitation by reading DTS’s proxy statement for its 2016 annual meeting of stockholders and the proxy statement and other relevant materials filed with the SEC in connection with the transaction when they become available. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Tessera’s executive officers and directors in the solicitation by reading Tessera’s proxy statement for its 2016 annual meeting of stockholders. Information concerning the interests of DTS’s participants in the solicitation, which may, in some cases, be different than those of DTS’s stockholders generally, will be set forth in the proxy statement relating to the transaction when it becomes available. Additional information regarding DTS directors and executive officers is also included in DTS’s proxy statement for its 2016 annual meeting of stockholders.